Apollo Medical Holdings, Inc. Announces Appointment of Chief Strategy Officer and CFO Transition

ALHAMBRA, CA, May 5, 2022 /PRNewswire/ -- Apollo Medical Holdings, Inc. ("ApolloMed," and together with its subsidiaries and affiliated entities, the "Company") (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced the appointment of Chan Basho to the newly created role of Chief Strategy Officer. Mr. Basho will also assume the position of Interim Chief Financial Officer as Eric Chin has stepped down as Chief Financial Officer for personal reasons. Mr. Chin will continue to work with the Company as an executive advisor to ensure a smooth transition.

As Chief Strategy Officer, Mr. Basho will work closely with the Company’s Co-CEOs to lead the development and execution of ApolloMed’s strategy and operations, as well as the improvement of operating discipline to ensure the Company’s ability to scale successfully.

Brandon Sim, Co-Chief Executive Officer of ApolloMed, stated, “We are pleased to welcome Chan as Chief Strategy Officer and Interim CFO at ApolloMed. We believe Chan’s insights and ability to drive results in his previous positions at Alignment Healthcare, HealthCare Partners and DaVita will prove increasingly valuable as our Company moves forward with its plans for future growth. Chan possesses a deep understanding of and commitment to our mission of providing quality healthcare in a cost-effective manner to our local communities, and our team is excited to be working closely with him in this important new role. I would like to thank Eric on behalf of ApolloMed’s entire leadership team for his professionalism, expertise, and many contributions over the past few years. He was instrumental in developing our internal financial controls and spearheading our capital allocation, corporate finance and communications strategies. We wish him all the best and greatly appreciate his support during this period of transition.”

Mr. Basho commented, “I am thrilled to be joining ApolloMed during this critical and exciting time in the Company’s history. I look forward to working closely with Brandon and management to advance the Company’s strategy and mission to empower providers around the country to successfully deliver value-based care and improved outcomes for our members. I am honored to have this opportunity to help ApolloMed continue to build upon its impressive 25-year legacy.”

Mr. Basho possesses 15 years of experience in strategy, finance and operations at reputable healthcare companies, most recently having served as Vice President of Strategy and Corporate Development at Alignment Healthcare since 2018. From 2017 to 2018, Mr. Basho served as Chief Financial Officer at Alsana, a private equity-backed behavioral health company. From 2014 to 2017, Mr. Basho served in different positions at HealthCare Partners, a DaVita Medical Group company, including as Vice President of Strategy and Corporate Development leading strategy and development for the California market. From 2007 to 2014, Mr. Basho served in different capacities related to strategy and finance at DaVita Kidney Care, including as Director of Corporate Finance. Mr. Basho received a bachelor’s degree in Bioengineering from the University of California, Berkeley, and an MBA from the Wharton School at the University of Pennsylvania.

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's continued growth, operational focus and strategic growth plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the SEC, including, without limitation the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(415) 568-2255
csohn@equityny.com